Exhibit 99.2

ENTELLUS MEDICAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of Entellus Medical, Inc. (“Entellus”) and the historical financial statements of Spirox Inc. (“Spirox”) after giving effect to Entellus’s acquisition of Spirox (the “Acquisition”) and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The effective date of the Acquisition was July 13, 2017.

The unaudited pro forma condensed combined balance sheet as of June 30, 2017 is presented as if the Acquisition occurred on June 30, 2017. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2017 and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2016 are presented as if the Acquisition had taken place on January 1, 2016. The unaudited pro forma adjustments are based upon available information and upon certain assumptions that Entellus believes are (1) directly attributable to the Acquisition, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The preliminary estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work and are based on the actual tangible and intangible assets and liabilities that existed as of the Acquisition date. Entellus’s estimates and assumptions are subject to change during the measurement period (up to one year from the Acquisition date) as Entellus finalizes the valuations of certain tangible and intangible assets acquired and liabilities assumed in connection with the Acquisition. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable intangible assets and goodwill.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results of operations or financial position of Entellus that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations or financial position of Entellus. The unaudited pro forma condensed combined financial statements, including the notes thereto, do not reflect any potential operating efficiencies and cost savings that Entellus may achieve with respect to the combined companies. The unaudited pro forma condensed combined financial statements and notes thereto should be read in conjunction with the historical financial statements of Entellus included in the annual report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission (SEC) on February 22, 2017, and in conjunction with the subsequent quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2017 filed with the SEC on August 4, 2017, and in conjunction with the historical financial statements of Spirox included in Exhibit 99.2 of Entellus’s current report on Form 8-K filed on September 25, 2017 and Exhibit 99.1 to this Form 8-K.

Entellus Medical, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2017

(in thousands)

	Entellus (June 30, 2017) A	Spirox (June 30, 2017 ) A	Pro Forma Adjustments B	Notes	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$62,872	$20,045	$(18,566)	D	$64,351
Receivables, net	16,146	1,512	—		17,658
Short-term investments	—	13,982	(13,982)	E	—
Inventory	7,747	340	304	F	8,391
Prepaid expenses and other current assets	1,950	702	—		2,652
Accrued interest income	—	—	—		—

Total current assets	88,715	36,581	(32,244)		93,052
Property and equipment, net	6,660	989	—		7,649
Investments, net of current portion	—	1,001	(1,001)	E	—
Deposit	—	211	—		211
Identifiable intangibles, net	9,484	—	84,943	G	94,427
Goodwill	477	—	66,419	G	66,896
Other	216	—	—		216

Total assets	$105,552	$38,782	$118,117		$262,451

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,998	$371	$—		$3,369
Accrued expenses	11,940	1,997	—		13,937
Revolving credit facility	7,976	—	—		7,976
Customer rebate liability	—	61	—		61
Current portion of long-term debt	—	—	—		—

Total current liabilities	22,914	2,429	—		25,343
Deferred rent	—	15	—		15
Preferred stock warrant liability	—	24	(24)	H	—
Long-term debt, less current portion, net of debt issuance costs of $335	13,165	—	26,480	D	39,645
Deferred tax liability, net	—	—	14,443	O	14,443
Other non-current liabilities	162	—	—		162
Contingent consideration	—	—	58,030	G	58,030

Total liabilities	36,241	2,468	98,929		137,638
Stockholders’ equity:
Series C convertible preferred stock	—	3	(3)	H	—
Series B convertible preferred stock	—	1	(1)	H	—
Series A-1 convertible preferred stock	—	1	(1)	H	—
Series A convertible preferred stock	—	—	—	H	—
Common stock	22	—	3	M	25
Additional paid-in capital	236,568	71,160	(15,661)	H, M	292,067
Accumulated other comprehensive (loss)	(110)	(31)	31	H	(110)
Accumulated deficit	(167,169)	(34,820)	34,820	H	(167,169)

Total stockholders’ equity	69,311	36,314	19,188		124,813

Total liabilities and stockholders’ equity	$105,552	$38,782	$118,117		$262,451

Entellus Medical, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2016

(in thousands)

	Entellus C	Spirox C	Pro Forma Adjustments	Notes	Pro Forma
Revenue	$75,184	$2,272	$—		$77,456
Cost of goods sold	18,720	764	—		19,484

Gross profit	56,464	1,508	—		57,972
Operating expenses
Selling and marketing	56,827	5,398	—		62,225
Research and development	7,792	5,566	—		13,358
General and administrative	18,560	5,558	8,715	I	32,833
			1,057	J	1,057
			(1,307)	K	(1,307)

Total operating expenses	83,179	16,522	8,465		108,166
Loss from operations	(26,715)	(15,014)	(8,465)		(50,194)
Other income (expense):
Interest income	278	196	—		474
Interest expense	(2,248)	—	(2,653)	L	(4,901)
Other non-operating expense	(39)	(28)	—		(67)

Loss before income tax expense	$(28,724)	$(14,846)	$(11,118)		$(54,688)
Income tax expense	(6)	—	—		(6)

Net loss	$(28,730)	$(14,846)	$(11,118)		$(54,694)

Unrealized gain on short-term investments, net of tax	17	(31)	—		(14)
Foreign currency translation loss	(135)	—	—		(135)

Comprehensive loss	$(28,848)	$(14,877)	$(11,118)		$(54,843)

Entellus Medical, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six months ended June 30, 2017

(in thousands)

	Entellus C	Spirox C	Pro Forma Adjustments	Notes	Pro Forma
Revenue	$41,246	$4,885	$—		$46,131
Cost of goods sold	10,732	1,739	—		12,471

Gross profit	30,514	3,146	—		33,660
Operating expenses
Selling and marketing	31,286	5,513	—		36,799
Research and development	4,228	4,754	—		8,982
General and administrative	10,471	2,332	4,346	I	17,149
			483	J	483
			(1,189)	K	(1,189)
			(1,196)	N	(1,196)

Total operating expenses	45,985	12,599	2,444		61,028
Loss from operations	(15,471)	(9,453)	(2,444)		(27,368)
Other income (expense):
Interest income	169	123	—		292
Interest expense	(1,011)	—	(1,326)	L	(2,337)
Other non-operating expense	(62)	(37)	—		(99)

Loss before income tax expense	$(16,375)	$(9,367)	$(3,770)		$(29,512)
Income tax expense	(6)	—	—		(6)

Net loss	$(16,381)	$(9,367)	$(3,770)		$(29,518)

Unrealized gain on short-term investments, net of tax	(1)	—	—		(1)
Foreign currency translation loss	47	—	—		47

Comprehensive loss	$(16,335)	$(9,367)	$(3,770)		$(29,472)

Entellus Medical, Inc.

Notes To Unaudited Pro Forma Condensed Combined Financial Statements

Note 1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined balance sheet as of June 30, 2017 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2017 and for the year ended December 31, 2016 are based on the consolidated historical financial statements of Entellus, a Delaware Corporation, and Spirox, a Delaware Corporation, after giving effect to Entellus’s acquisition of Spirox and the assumptions and adjustments described in the notes herein. Certain note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States have been condensed or omitted as permitted by SEC rules and regulations.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting in accordance with Accounting Standards Codification (“ASC”), Topic 805, Business Combinations (“ASC 805”), and was based on the consolidated historical financial statements of Entellus, with Entellus treated as the accounting acquirer.

The acquisition method of accounting, provided by ASC 805, uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement (“ASC 820”). Under this method of accounting, the assets and liabilities of Spirox are recorded by Entellus based on their estimated fair values at the date of acquisition. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed will be recognized as goodwill. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. The preliminary estimated fair values of certain assets and liabilities have been determined with the assistance of a third-party valuation firm and such firm’s preliminary work. Entellus’s estimates and assumptions are subject to change during the measurement period (up to one year from the Acquisition date) as Entellus finalizes the valuations of certain tangible and intangible assets acquired and liabilities assumed in connection with the Acquisition. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable intangible assets and goodwill. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the results of operations or financial position of Entellus that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future results of operations or financial position of Entellus. The unaudited pro forma condensed combined financial statements, including the notes thereto, do not reflect any potential operating efficiencies and cost savings that Entellus may achieve with respect to the combined companies.

Note 2. Spirox Acquisition

On July 6, 2017, Entellus, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Spirox, Stinger Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Entellus (“Merger Sub”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as representative of Spirox’s equity holders (the “Equity holders Representative”). Spirox is a privately held medical device company that develops, manufactures and markets the LATERA™ Absorbable Nasal Implant which is a minimally invasive option to treat nasal airway obstruction. On July 13, 2017, Entellus completed its acquisition of Spirox through a reverse triangular merger transaction with the terms of the Merger Agreement.

At the closing of the Acquisition, Entellus paid $25.0 million in cash and issued approximately 3.4 million shares of Entellus common stock, subject to certain adjustments and as calculated pursuant to the calculation methodology set forth in the Merger Agreement. Entellus deposited $7.5 million of the initial cash merger consideration with an escrow agent to fund payment obligations with respect to the working capital adjustment and post-closing indemnification obligations of Spirox’s former equity holders. Under the terms of the Merger Agreement, Entellus has agreed to pay additional contingent merger consideration to Spirox’s former equity holders based on Entellus’s net revenue from sales of Spirox’s LATERA™ device, subsequent versions thereof and any other device that treats nasal valve collapse or nasal lateral wall insufficiency by increasing the mechanical strength of the nasal lateral wall through the use of a synthetic graft, evaluated annually during the four-year period following the Acquisition. Entellus has the discretion to pay the contingent consideration in shares of Entellus common stock or cash, subject to compliance with applicable rules and regulations of the Securities Act of 1933, as amended (the “Securities Act”), and the NASDAQ Stock Market. A portion of the contingent consideration will be subject to certain rights of set-off for any post-closing indemnification obligations of Spirox’s equity holders. Although there is no cap on the amount of contingent consideration earn-out that could be paid, Entellus does not expect the cumulative undiscounted payments to exceed $95.0 million over the four year period. Upon completion of the acquisition accounting, including the fair value assessment of the contingent consideration, Entellus will record an estimate of the present value of contingent consideration as a liability on its balance sheet and any changes to the contingent consideration will be reflected in its Consolidated Statement of Operations.

All options and warrants to acquire shares of Spirox stock were terminated in connection with the Acquisition and the holders thereof have been entitled to receive the merger consideration that would have been payable to such holders had they exercised their vested options and warrants in full immediately prior to the effective time of the Acquisition, less the applicable exercise price of such vested options and warrants.

Entellus’s acquisition of Spirox has been accounted for as a business combination, and assets acquired and liabilities assumed were recorded at their estimated fair values as of July 13, 2017. Goodwill as of the acquisition date is measured as the excess of consideration transferred, which is also generally measured at fair value or the net acquisition date fair values of the assets acquired and the liabilities assumed. Total consideration transferred was $138.5 million and consisted of the preliminary purchase price of $80.5 million, consisting of $25.0 million cash and 3,410,292 shares of Entellus common stock (at a closing stock price on July 13, 2017 of $17.69 subject to certain discounts for the lock-up period resulting in an implied price of $16.27), and $58.0 million related to the fair value of potential additional earn-out payments based on Entellus’s net revenue from sales of Spirox’s LATERA™ device, subsequent versions thereof and any other device that treats nasal valve collapse or nasal lateral wall insufficiency by increasing the mechanical strength of the nasal lateral wall through the use of a synthetic graft, evaluated annually during the four-year period following the Acquisition. The preliminary purchase price is summarized in the table below (in thousands):

Cash paid for the outstanding stock of Spirox	$25,000
Stock issuance for the outstanding stock of Spirox	55,502
Fair value of earn-out liability	58,030

Total preliminary purchase price	$138,532

The preliminary estimated fair value of the earn-out liability was determined based on a third-party valuation. Entellus used the discounted cash flow method to measure the fair value whereby the fair value is determined based on the present value of the expected cash flows. The fair value measurement was based on significant inputs not observable in the market and thus represents a Level 3 measurement under the fair value hierarchy.

The estimated preliminary fair value of intangible assets acquired consisted of the following (in thousands):

Developed technology	$76,620
Tradenames	4,760
Customer relationships	3,520
Non-compete agreements	43

Total preliminary intangible assets	$84,943

The preliminary estimated fair value of the intangible assets acquired was determined based on a third-party valuation. Entellus used an income approach to measure the fair value of the developed technology based on the multi-period excess earnings method, whereby the fair value is estimated based upon the present value of cash flows that the applicable asset is expected to generate. Entellus used an income approach to measure the fair value of the trademarks based upon the relief from royalty method, whereby the fair value is estimated based upon discounting the royalty savings as well as any tax benefits related to ownership to a present value. Entellus used an income approach to measure the fair value of non-compete agreements and customer relationships, based on the with and without method, whereby value is estimated by discounting the cash flow differential as well as any tax benefits related to ownership to a present value. Entellus’ preliminary determination of the useful lives of these intangible assets ranges from three to twelve years. These fair value measurements were based on significant inputs not observable in the market and thus represent Level 3 measurements under the fair value hierarchy.

Inventory is measured at fair value and is determined to be a market participant’s selling price adjusted for the cost to sell and a reasonable profit allowance for the selling effort of the acquiring entity. A net deferred tax liability of $14.4 million was established as a result of the book versus tax differences attributable to the identifiable intangible assets, inventory step-up and other timing differences. This amount is also inclusive of $14.2 million of deferred tax assets related to Spirox net operating loss carry forwards. It is expected that the establishment of this net deferred tax liability in the Acquisition will result in a $14.4 million reversal of existing Entellus valuation allowance subsequent to the Acquisition. All remaining net tangible assets were valued at their respective carrying amounts, as Entellus believes that these amounts approximate their current fair values. The total purchase consideration has been allocated to the assets acquired and liabilities assumed, including identifiable intangible assets, based on their respective fair values at the acquisition date. The purchase price allocation is preliminary and subject to revision as more information becomes available but will not be revised beyond twelve months after the acquisition date. The primary areas of the purchase price allocation which are not yet finalized relate to identifiable intangible assets and goodwill. Based upon a preliminary valuation, the total preliminary purchase price was allocated as follows (in thousands):

Goodwill	$66,419
Identifiable intangible assets	84,943
Deferred tax liability, net	(14,443)
Net tangible assets	1,613

Total preliminary purchase price	$138,532

Acquisition-related expenses incurred, including legal and accounting fees and other external costs directly related to the Acquisition, were expensed as incurred.

Note 3. Credit Agreement

On July 13, 2017, in connection with the closing of the Acquisition, Entellus borrowed an additional $26.5 million in term loans under that certain Loan and Security Agreement dated as of March 31, 2017 among Oxford Finance LLC, the lenders listed therein, and Entellus, as amended (the “Loan Agreement”), to fund the initial cash merger consideration, bringing its total term loan borrowings under the Loan Agreement to $40.0 million. Under the Loan Agreement, Entellus was permitted to borrow up to a total of $40.0 million in term loans in three tranches (each a “Term Loan” or, collectively, “Term Loans”) and up to $10.0 million under a revolving line of credit, subject to a borrowing base requirement (the “Line of Credit”). The Term Loans under the Loan Agreement mature and all amounts borrowed under the Loan Agreement, including the Line of Credit, become due and payable on March 1, 2022.

Note 4. Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined financial statements:

A	Derived from Entellus’s and Spirox’s unaudited consolidated balance sheet as of June 30, 2017.

B	Represents adjustments for the acquisition of Spirox. The purchase price of $138.5 million has been allocated as follows (in thousands):

Goodwill	$66,419
Identifiable intangible assets	84,943
Deferred tax liability, net	(14,443)
Net tangible assets	1,613

Total preliminary purchase price	$138,532

Entellus allocated the purchase price of its tangible and intangible assets in accordance with ASC Topic 805, Business Combinations.

C	Derived from Entellus’ and Spirox’s consolidated statements of operations for the twelve months ended December 31, 2016 (audited) and six months ended June 30, 2017 (unaudited).

D	Represents the net change in cash resulting from debt issuance of $26.5 million less issuance costs of $0.02 million, less the cash paid to Spirox stockholders as consideration in the Acquisition of $25.0 million. Additionally, the transaction was an asset purchase that did not include cash or debt and therefore Spirox cash of $20.0 million is eliminated. The result is a net decrease to cash of $18.5 million.

E	The transaction was an asset purchase that did not include cash or debt. Represents the removal of the investment portfolio of $15.0 million which was liquidated prior to the Acquisition.

F	Represents the fair value adjustment to the inventory balance at Acquisition, which resulted in a step up in fair value to $0.6 million.

G	Represents the entries necessary to record the allocation of the acquisition purchase price to the opening balance sheet, which includes separately identifiable intangible assets of $84.9 million, goodwill of $66.4 million and contingent consideration of $58.0 million.

H	Represents adjustments to reflect the elimination of Spirox equity and preferred stock warrant liability on consolidation.

I	Represents the amortization of the intangible assets identified in the Acquisition. The non-compete, tradename, and developed technology intangible assets are amortized using the straight line method based on their respective estimated useful lives. The customer relationship is amortized using a double declining balance method based on the estimated useful life.

J	Represents the incremental Entellus stock compensation expense for Spirox employees added to the existing Entellus stock compensation plan, less stock compensation paid through the Spirox plan which was terminated.

K	Represents the removal of Spirox senior executive compensation for individuals no longer with Entellus as a result of the Acquisition.

L	Represents the incremental interest expense incurred on the debt acquired to fund the Acquisition.

M	Represents the fair value of shares of Entellus common stock issued by Entellus as part of the consideration paid in the Acquisition. $55.5 million was recorded in additional paid-in capital and $0.003 million was recorded in common stock.

N	Represents the removal of transaction costs incurred to fund the Acquisition.

O	A net deferred tax liability of $14.4 million was established as a result of the book versus tax differences attributable to the identifiable intangible assets, inventory step-up and other timing differences. This amount is also inclusive of $14.2 million of deferred tax assets related to Spirox net operating loss carry forwards and $2.1 million of other existing deferred tax assets.